Griffon Corporation Announces Settlement Terms
for Convertible Notes Due January 15, 2017

NEW YORK, NEW YORK, July 14, 2016 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) announced today that it notified the trustee under the indenture for its 4% convertible subordinated notes due 2017 (“2017 Notes”) that the Company will settle, upon conversion, up to $125 million of the conversion value in cash, with the incremental amount, if any, to be settled in shares of Griffon common stock. Griffon previously stated that it intended to settle the $100 million principal amount of the Notes in cash. As a result of the notice provided to the trustee, Griffon has committed to settle up to an additional $25 million of conversion value of the 2017 Notes in cash.

Starting July 15, 2016, any holder may elect to convert its 2017 Notes under the terms of the indenture at a conversion rate of 70.1632 shares (subject to adjustment) per $1,000 principal amount (equivalent to $14.25 per share of Griffon common stock). The 2017 Notes mature on January 15, 2017.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES is a global provider of non-powered landscaping products for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional dealers and major home center retail chains.

•	Telephonics designs, develops and manufactures high-technology integrated information, communication and sensor system solutions for military and commercial markets worldwide.

•	PPC is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

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